Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

First Quarter 2020 Results

TALLAHASSEE, FL – April 30, 2020 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG), the parent bank holding company for Prime Meridian Bank, today announced unaudited financial results for the quarter ended March 31, 2020. The Company reported net earnings of $716,000, or $0.22 per basic and diluted share, for the quarter ended March 31, 2020 compared to net earnings of $867,000 or $0.28 per basic and diluted share, for the quarter ended March 31, 2019.

“The economic fallout from the COVID-19 pandemic is causing financial hardship for every community,” said Sammie D. Dixon, Jr., Vice Chairman, President and CEO of the Bank.  “We are focused on doing everything we can, for as many as we can, as they grapple with their own unique circumstances.”

The Bank is providing tens of millions of dollars of support to hundreds of small business owners through the Small Business Administration Paycheck Protection Program (PPP).  All PPP loans are 100 percent guaranteed by the Small Business Administration (SBA).

According to Dixon, the Company plans to utilize the Federal Reserve Bank’s Paycheck Protection Program Liquidity Facility (PPPLF). The PPPLF will provide dollar-for-dollar funding for pledged PPP loans and result in the pledged loans being excluded from the calculation of the Bank's regulatory capital ratios. “The use of the PPPLF will alleviate any leverage or liquidity issues in the near-term, related to us making a large volume of PPP loans,” he explained.

“While we acknowledge there will be some credit quality deterioration in our current loan portfolio, we are moving forward judiciously,” Dixon continued. “By the end of the second quarter we expect to have a better understanding of where we are.”

“The extent of the impacts on our clients and their businesses from shut downs and social distancing will depend on future developments, most of which are highly uncertain at this time,” he added. “Truth is, right now, we just don’t know.”

“One thing is for sure,” Dixon said, “we are in this together and doing our part to help our communities and our country protect the livelihoods of as many as we can.

“We salute the medical community – physicians, nurses, and health care workers everywhere – who risk their health and well-being serving others during this pandemic.

“Likewise, we thank our team – and their counterparts in community banks across the country – for standing at the frontlines of the battle to save our collective economic lives.  They show up every day to support one another and they are getting it done.

“A lot of goodwill has been generated on behalf of clients by the way our team has navigated the first-of-its-kind build out of SBA’s PPP program.  The strength of our culture has become self-evident during this crisis – the team spirit, ability to pivot, the tenacity and grace – have all been brought to bear on this challenge.  I could not be more proud.”

Operationally, the renovation of the Timberlane office was completed during the quarter and it has now been designated the Bank’s Main Office. The Bank is continuing to operate a full service branch at the former main office on Capital Circle Northeast.

First Quarter 2020 Highlights

Financial Highlights - Prime Meridian Holding Company and Subsidiary (Unaudited)
(dollars in thousands except per share amounts)

	1Q'20	4Q'19	3Q'19	2Q'19	1Q'19
Net earnings	$716	$947	$964	$764	$867
Book value per share	$17.88	$17.51	$17.25	$16.85	$16.44
Earnings per share - Basic	$0.22	$0.29	$0.31	$0.24	$0.28
Earnings per share - Diluted	$0.22	$0.29	$0.31	$0.24	$0.28
Weighted-average basic shares outstanding	3,183,857	3,190,933	3,147,696	3,144,068	3,140,401
Weighted-average diluted shares outstanding	3,185,558	3,195,793	3,151,321	3,150,136	3,144,071
Return on average assets(1)	0.56%	0.75%	0.83%	0.70%	0.82%
Return on average equity(1)	5.09	6.84	7.14	5.85	6.79
Average yield on earning assets(1)	4.17	4.17	4.48	4.49	4.48
Net interest margin(1)	3.42	3.36	3.63	3.66	3.67
Efficiency ratio(2)	65.14	60.40	65.03	71.52	67.45
Nonperforming assets/total assets(3)	0.57	0.52	0.54	0.44	0.14

(1) Ratio has been annualized

(2) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

(3) Nonperforming assets include other real estate owned and loans greater than 90 days past due and exclude troubled debt restructuring loans (TDRs).

COVID-19 Response

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets and significantly increased unemployment levels.  The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments and the duration of the pandemic and actions taken by governmental authorities to slow the spread of the disease.

The Company has taken action during the first quarter to prepare its employees, support its clients, and help its communities.   In mid-March, the Company closed its lobbies to foot traffic, making them available by appointment only.  At the same time, the Company moved to a split-staff schedule to decrease the number of employees in an office and enhanced its cleaning and disinfecting procedures.  Meetings of more than ten people have transitioned to virtual or online platforms and clients have the option to sign documents electronically.

The Company is supporting small business owners by making PPP loans. As of April 29, 2020, the Bank had received SBA approval on 746 loans for a total dollar amount of $80.0 million.  As of this date, $74.4 million had been disbursed to clients.  These loans are 100% guaranteed by the SBA. The Company plans to fund the majority of PPP loans through the Federal Reserve's PPPLF. Loans pledged to secure the PPPLF advances will be excluded from the calculations of the Bank's regulatory capital ratios. Therefore, PPP loans will have no effect on those ratios and the PPPLF will alleviate any potential liquidity issues at this time related to funding PPP loans.

Management expects payment deferral activity on existing loans will be concentrated in the second quarter and that credit quality deterioration directly related to the pandemic could materialize in the future. As of April 27, 2020, the Company had received 64 requests on loans totaling $44.3 million asking for payment deferrals. Approximately 85.5% of the requests are for loans secured with real estate. Management is fully monitoring this situation and anticipates providing more detail in the second quarter.

Earnings Summary (Unaudited)

(dollars in thousands)

				Change 1Q'20 vs.
	1Q'20	4Q'19	1Q'19	4Q'19	1Q'19
Net interest income	$4,143	$3,991	$3,687	3.8%	12.4%
Provision for loan losses	636	546	165	16.5	285.5
Noninterest income	367	428	325	(14.3)	12.9
Noninterest expense	2,938	2,669	2,706	10.1	8.6
Income taxes	220	257	274	(14.4)	(19.7)
Net earnings	$716	$947	$867	(24.4)%	(17.4)%

On a linked quarter basis, the Company’s performance during the first quarter of 2020 reflects solid loan growth with interest income from loans up 4.5%.  This growth was offset by a $90,000, or 16.5%, increase in the provision for loan losses, a $61,000, or 14.3%, decline in noninterest income and a 10.1%, or $269,000, increase in noninterest expense.

Compared to the same period a year ago, the decrease in the Company's first quarter net income is primarily attributed to a $471,000 increase in the provision for loan losses and a $232,000 increase in noninterest expense, partially offset by the $456,000 increase in net interest income, $42,000 increase in noninterest income and lower income tax expense.

In response to a growing threat from the global coronavirus pandemic, the Federal Reserve cut rates twice in the month of March at emergency meetings.  These rate cuts in conjunction with various state actions calling for strict social distancing and "stay-at-home" guidelines caused instability in the capital markets and created tremendous economic uncertainty.  The full economic impact of the pandemic was just beginning to unfold as we ended the first quarter and will continue to develop throughout 2020 and possibly beyond.

Interest income (Unaudited)

(dollars in thousands)

				Change 1Q'20 vs.
	1Q'20	4Q'19	1Q'19	4Q'19	1Q'19
Interest income:
Loans	$4,429	$4,237	$3,856	4.5%	14.9%
Securities	384	342	296	12.3	29.7
Other	232	378	348	(38.6)	(33.3)
Total interest income	$5,045	$4,957	$4,500	1.8%	12.1%

Net loans grew $24.7 million, or 7.3%, from December 31, 2019 and $72.5 million, or 25.0%, from March 31, 2019.  This strong increase in volume was partially tempered by lower average loan yields which have declined 18 basis points since the first quarter of 2019 due to declining interest rates. Also during the first quarter of 2020, there was a shift in the earnings asset mix from federal funds sold and interest-bearing deposits at banks into higher-yielding securities which positively affected total interest income and there was one additional day of interest bearing activity in the first quarter of 2020 compared to the same period a year ago.

Interest expense: (Unaudited)

(dollars in thousands)

				Change 1Q'20 vs.
	1Q'20	4Q'19	1Q'19	4Q'19	1Q'19
Total interest expense	$902	$966	$813	(6.6)%	10.9%

Interest expense declined $64,000 from the fourth quarter of 2019 to the first quarter of 2020.  Management strategically reduced rates in the fourth quarter of 2019 following three interest rate cuts by the Federal Reserve in the second half of 2019.  This effort continued into the first quarter of 2020 and was accelerated after the Federal Reserve cut its benchmark interest rate by 50 basis points on March 3rd and another 100 basis points on March 15th, both in emergency meetings scheduled in response to the growing global coronavirus pandemic.

The increase in interest expense from the first quarter of 2019 is primarily a function of volume as the average balance of interest-bearing deposits increased $61 million, or 21.3%, from the first quarter of 2019 to the first quarter of 2020.  This increase in interest expense due to volume was partially offset by a 10-basis-point reduction in the average rate paid on deposits.

Margin Analysis (Unaudited)

(dollars in thousands)

	1Q'20			4Q19			1Q'19
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate	Balance	Dividends	Rate	Balance	Dividends	Rate
Interest-earning assets:
Loans(1)	$352,921	$4,363	4.95%	$329,980	$4,160	5.04%	$296,137	$3,798	5.13%
Mortgage loans held for sale	5,551	66	4.76	7,026	77	4.38	4,742	58	4.89
Securities	63,583	384	2.42	57,203	342	2.39	46,010	296	2.57
Other(2)	62,157	232	1.49	81,169	378	1.86	55,327	348	2.52
Total interest-earning assets	484,212	$5,045	4.17%	475,378	$4,957	4.17%	402,216	$4,500	4.48%
Noninterest-earning assets	26,021			26,500			20,134
Total assets	$510,233			$501,878			$422,350

Interest-bearing liabilities:
Savings, NOW and money-market deposits	$277,254	$544	0.78%	$274,903	$617	0.90%	$243,509	$603	0.99%
Time deposits	69,906	355	2.03	64,305	345	2.15	42,699	210	1.97
Total interest-bearing deposits	347,160	899	1.04	339,208	962	1.13	286,208	813	1.14
Other borrowings	1,273	3	0.94	1,307	4	1.22	-	-	-
Total interest-bearing liabilities	348,433	902	1.04%	340,515	966	1.13%	286,208	$813	1.14%
Noninterest-bearing deposits	99,857			100,151			83,184
Noninterest-bearing liabilities	5,690			5,872			1,900
Stockholders' equity	56,253			55,340			51,058
Total liabilities and stockholders' equity	$510,233			$501,878			$422,350

Net earning assets	$135,779			$134,863			$116,008
Net interest income		$4,143			$3,991			$3,687
Interest rate spread(3)			3.13%			3.04%			3.34%
Net interest margin(4)			3.42%			3.36%			3.67%

(1) Includes nonaccrual loans
(2) Other interest-earning assets include federal funds sold, interest-bearing deposits and Federal Home Loan Bank stock.

(3)    Interest rate spread is the difference between the total interest-earning asset yield and the rate paid on total interest-bearing liabilities.

(4)    Net interest margin is net interest income divided by total average interest-earning assets, annualized.

During the quarter, the Company effectively managed its liquidity position while funding strong loan growth.  In the first quarter of 2020, the Company's net interest margin improved slightly to 3.42% as the average yield on interest-earning assets stayed flat and management strategically reduced the cost of funds.  Compared to the first quarter of 2019,  the average rate on interest-earning assets has declined 31 basis points as the Federal Reserve has decreased rates five times in the intervening 12-month period.  The reduction in deposit costs generally lagged behind, decreasing ten basis points in that same time period.

Provision for Loan Losses

From the fourth quarter of 2019 to the first quarter of 2020 the provision for loan losses increased $90,000, or 16.5%.   The increased provision resulted from $24.7 million in net loan growth during the first quarter of 2020, partially offset by $343,000 in net charge-offs during the quarter.  Also, an increase in the Company's historical loss factor for the commercial & industrial sector resulted in a three basis point increase to the overall general reserve rate. None of the provision or charge-offs in the first quarter of 2020 was related to the COVID-19 pandemic.

The large variance from the first quarter of 2019 is primarily attributed to minimal loan growth in the first quarter of 2019 when compared to the first quarter of 2020.  The provision that quarter was mostly attributed to higher reserves on specific impaired loans.

Noninterest income (Unaudited)

(dollars in thousands)

				Change 1Q'20 vs.
	1Q'20	4Q'19	1Q'19	4Q'19	1Q'19
Service charges and fees on deposit accounts	$64	$75	$71	(14.7)%	(9.9)%
Debit card/ATM revenue, net	81	60	62	35.0	30.6
Mortgage banking revenue	148	213	106	(30.5)	39.6
Income from bank-owned life insurance	40	42	45	(4.8)	(11.1)
Other income	34	38	41	(10.5)	(17.1)
Total noninterest income	$367	$428	$325	(14.3)%	12.9%

On a linked quarter basis, the decline in total noninterest income is mostly attributed to a seasonal drop in mortgage banking revenue as lower applications in December generally lead to lower mortgage banking revenue in January and February.  The reduction in interest rates in March sparked an increase in refinancing applications in March.  Compared to a year ago, the Bank reported a 39.6% increase in mortgage banking revenue as the Bank’s mortgage team claimed the number two market position in dollar volume in Leon County, Florida for the first quarter of 2020, according to Metro Market Trends.  Looking forward, management anticipates a possible modest decrease in mortgage activity in terms of both new purchases and refinancings in the second quarter of 2020.

Service charges and fees on deposit accounts, income from bank-owned life insurance, and other income have all stayed within a fairly tight range over the last twelve months.  After staying fairly steady in 2019, ATM/debit card revenue, net of expenses, reported a $21,000, or 35.0%, increase from the fourth quarter of 2019 to the first quarter of 2020.  This increase in net revenue resulted from higher usage in the first quarter of 2020 and also from a higher level of direct expenses recorded in the fourth quarter of 2019.

Noninterest expense (Unaudited)

(dollars in thousands)

				Change 1Q'20 vs.
	1Q'20	4Q'19	1Q'19	4Q'19	1Q'19
Salaries and employee benefits	$1,618	$1,384	$1,557	16.9%	3.9%
Occupancy and equipment	338	330	275	2.4	22.9
Professional fees	91	112	77	(18.8)	18.2
Marketing	201	178	199	12.9	1.0
FDIC Assessment	52	26	43	100.0	20.9
Software maintenance, amortization and other	193	185	152	4.3	27.0
Other	445	454	403	(2.0)	10.4
Total noninterest expense	$2,938	$2,669	$2,706	10.1%	8.6%

On a linked quarter basis, the $269,000 increase in total noninterest expense is primarily attributed to the $234,000, or 16.9%, increase in salaries and employee benefits.  The increase was primarily due to higher personnel costs and a larger accrual for incentive pay during the first quarter of 2020, when compared to the fourth quarter of 2019.

Compared to the first quarter of 2019, the increase in noninterest expense is primarily related to increases in salaries and employee benefits, occupancy and equipment, software and other noninterest expense.  The increase in salaries and employee benefits can be attributed to more full-time equivalents (FTEs) as the Company reported 83 FTEs at March 31, 2019 compared to 88 FTEs at March 31, 2020.  Higher occupancy expense largely stems from higher lease expense due to the increased amount of space under lease at our Timberlane Road office.  The 27% increase in software, amortization and other expense compared to the first quarter of 2019 is mostly attributed to additional technology and communications expenditures related to enhancing digital capabilities for employees working from home. The 10.4% increase in other noninterest expense is primarily related to higher regulatory fees due to the larger size of the Bank and higher fees paid for outside contract services.

 Balance Sheet

At March 31, 2020, the Company reported $536.1 million in total assets, $474.3 million in deposits, and $362.4 million in net portfolio loans. This compares to $500.9 million in total assets, $438.3 million in deposits, and $337.7 million in net portfolio loans at December 31, 2019. Loan growth occurred in all categories with the exception of consumer loans which declined slightly.   The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(dollars in thousands)

	March 31, 2020		December 31, 2019
	Unaudited		Audited
	Amount	% of Total	Amount	% of Total
Commercial real estate	$106,819	29.1%	$94,728	27.7%
Residential real estate and home equity	140,103	38.2	135,913	39.8
Construction	38,369	10.5	33,583	9.8
Commercial	73,733	20.1	69,770	20.4
Consumer	7,603	2.1	7,631	2.3
Total Loans	366,627	100.0%	341,625	100.0%

Net deferred loan costs	516		499
Allowance for loan losses	(4,707)		(4,414)
Loans, net	$362,436		$337,710

Total stockholders’ equity was $55.7 million, or 10.4% of total assets, at March 31, 2020 compared to $55.9 million at December 31, 2019, or 11.2% of total assets.  Positive increases in retained earnings and accumulated other comprehensive income were offset by the Company's $1.2 million share repurchase that was initiated toward the end of the first quarter.  Book value per share increased from $17.51 at December 31, 2019 to $17.88 at March 31, 2020, with 3,115,334 common shares outstanding.

As of March 31, 2020, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.33%, a 12.41% Common Equity Tier 1 Capital Ratio, a 12.41% Tier 1 Risk-Based Capital Ratio, and a 13.64% Total Risk-Based Capital Ratio.

As part of the Company's overall capital management plan, the Company elected to initiate a share repurchase program of up to $2 million in the first quarter.  As of March 31, 2020, the Company had repurchased 82,784 shares at a weighted-average cost per share of $14.70 for a total of $1.2 million.  If there are further significant declines in the Company’s stock price and shares become available, the Company will consider the merits of a repurchase as part of its overall capital management plan. At present, the Company has discontinued its repurchase plan.

Asset Quality

Loans totaling $2.8 million were deemed to be impaired under the Bank’s policy at March 31, 2020, while loans totaling $3.2 million were deemed to be impaired under the Bank’s policy at December 31, 2019.  At March 31, 2020, the Bank had thirteen nonaccrual loans in the aggregate amount of $2.2 million compared to twelve nonaccrual loans totaling $2.6 million at December 31, 2019.  At March 31, 2020, the Company reported $553,000 in loans greater than 90 days past due and transferred $234,000 to other real estate owned. Net charge-offs totaled $343,000 for the quarter ended March 31, 2020 and nonperforming assets as a percentage of total assets was 0.57%.  Management believes that the allowance for loan losses which was $4.7 million, or 1.28% of gross loans, at March 31, 2020 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company (OTCQX: PMHG) offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank now serves the Tallahassee and Lakeland/Winter Haven Metropolitan Statistical Areas (MSA), including clients in North and Central Florida as well as South Georgia and South Alabama. The Bank currently has four Florida locations: two in Tallahassee, Florida, one in Crawfordville, Florida, and one in Lakeland, Florida. As of March 31, 2020, the Bank had 88 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit www.primemeridianbank.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands except per share amounts)

	1Q'20	4Q'19	3Q'19	2Q'19	1Q'19
Interest income:
Loans	$4,429	$4,237	$4,179	$3,916	$3,856
Securities	384	342	338	333	296
Other	232	378	402	361	348
Total interest income	5,045	4,957	4,919	4,610	4,500
Interest Expense:
Deposits	899	962	934	851	813
Other Borrowings	3	4	5	-	-
Total interest expense	902	966	939	851	813
Net interest income	4,143	3,991	3,980	3,759	3,687
Provision for loan losses	636	546	241	179	165
Net interest income after provision for loan losses	3,507	3,445	3,739	3,580	3,522

Noninterest income:
Service charges and fees on deposit accounts	64	75	74	68	71
Debit card/ATM revenue, net	81	60	67	64	62
Mortgage banking revenue	148	213	151	197	106
Income from bank-owned life insurance	40	42	46	45	45
Other income	34	38	32	38	41
Total noninterest income	367	428	370	412	325

Noninterest expense:
Salaries and employee benefits	1,618	1,384	1,575	1,579	1,557
Occupancy and equipment	338	330	373	427	275
Professional fees	91	112	79	106	77
Marketing	201	178	172	194	199
FDIC Assessment	52	26	6	44	43
Software maintenance, amortization and other	193	185	188	167	152
Other	445	454	436	466	403
Total noninterest expense	2,938	2,669	2,829	2,983	2,706

Earnings before income taxes	936	1,204	1,280	1,009	1,141
Income taxes	220	257	316	245	274
Net earnings	$716	$947	$964	$764	$867

Basic earnings per share	$0.22	$0.29	$0.31	$0.24	$0.28

Diluted earnings per share	0.22	0.29	0.31	0.24	0.28

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
	Unaudited
Interest income:
Loans	$4,429	$3,856
Securities	384	296
Other	232	348
Total interest income	5,045	4,500
Interest expense:
Deposits	899	813
Other borrowings	3	-
Total interest expense	902	813
Net interest income	4,143	3,687
Provision for loan losses	636	165
Net interest income after provision for loan losses	3,507	3,522
Noninterest income:
Service charges and fees on deposit accounts	64	71
Debit card/ATM revenue, net	81	62
Mortgage banking revenue	148	106
Income from bank-owned life insurance	40	45
Gain on sale of securities available for sale	-	7
Other income	34	34
Total noninterest income	367	325
Noninterest expense:
Salaries and employee benefits	1,618	1,557
Occupancy and equipment	338	275
Professional fees	91	77
Marketing	201	199
FDIC assessment	52	43
Software maintenance, amortization and other	193	152
Other	445	403
Total noninterest expense	2,938	2,706
Earnings before income taxes	936	1,141
Income taxes	220	274
Net earnings	$716	$867

Earnings per common share:
Basic	$0.22	$0.28
Diluted	0.22	0.28
Cash dividends per common share(1)	0.12	0.12

(1) Annual cash dividends were paid during the first quarters of 2020 and 2019.

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	1Q'20	4Q'19	3Q'19	2Q'19	1Q'19
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Cash & cash equivalents	$72,677	$75,082	$84,278	$72,042	$66,805
Debt securities available for sale	70,976	61,333	55,773	52,431	48,205
Loans, held for sale	8,946	6,193	7,907	6,223	5,808
Loans, net	362,436	337,710	315,807	299,949	289,900
Federal Home Loan Bank stock	493	404	404	404	404
Premises & equipment, net	8,072	7,744	7,787	7,311	7,055
Right of use asset	3,619	3,669	3,719	3,768	-
Accrued interest receivable	1,273	1,137	1,073	1,100	1,023
Bank-owned life insurance	6,541	6,501	6,459	6,413	6,368
Other real estate owned	234	-	-	-	-
Other assets	850	1,088	859	1,086	1,281
Total Assets	$536,117	$500,861	$484,066	$450,727	$426,849

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$106,176	$96,807	$96,732	$89,608	$83,186
Savings, NOW and money-market deposits	297,991	272,283	265,518	247,804	244,584
Time deposits	70,116	69,174	58,947	52,912	45,743
Total Deposits	474,283	438,264	421,197	390,324	373,513
Other borrowings	-	1,254	2,053	770	-
Official checks	1,391	606	900	1,496	495
Lease liability	3,714	3,758	3,801	3,827	-
Other liabilities	1,038	1,111	1,088	1,314	1,157
Total Liabilities	480,426	444,993	429,039	397,731	375,165
Total Stockholders' Equity	55,691	55,868	55,027	52,996	51,684
Total Liabilities and Stockholders' Equity	$536,117	$500,861	$484,066	$450,727	$426,849

Prime Meridian Holding Company and Subsidiary
Financial Highlights (Unaudited)
(dollars in thousands except per share amounts)

	1Q'20	4Q'19	3Q'19	2Q'19	1Q'19

Per Share Data:
Earnings per share - Basic	$0.22	$0.29	$0.31	$0.24	$0.28
Earnings per share - Diluted	$0.22	$0.29	$0.31	$0.24	$0.28
Book value per share	$17.88	$17.51	$17.25	$16.85	$16.44
Shares outstanding	3,115,334	3,191,288	3,190,031	3,144,456	3,143,140
Weighted-average basic shares outstanding	3,183,857	3,190,933	3,147,696	3,144,068	3,140,401
Weighted-average diluted shares outstanding	3,185,558	3,195,793	3,151,321	3,150,136	3,144,071

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.56%	0.75%	0.83%	0.70%	0.82%
Return on average equity(1)	5.09	6.84	7.14	5.85	6.79
Average yield on earning assets	4.17	4.17	4.48	4.49	4.48
Net interest margin(2)	3.42	3.36	3.63	3.66	3.67
Efficiency ratio(3)	65.14	60.40	65.03	71.52	67.45
Noninterest expense/average assets(1)	2.30	2.13	2.43	2.73	2.56

Asset Quality Data:
Nonaccrual loans	$2,244	$2,591	$2,603	$1,962	$365
Loans 90 days past due + other real estate owned	787	-	-	-	243
Total nonperforming assets	3,031	2,591	2,603	1,962	608
Nonperforming assets/total assets	0.57%	0.52%	0.54%	0.44%	0.14%

Capital Ratios:
Tier 1 Leverage Capital Ratio (Company)	10.75%	11.08%	11.73%	12.08%	12.28%
Tier 1 Leverage Capital Ratio (Bank)	9.33	9.31	9.24	9.10	9.18
Common Equity Tier 1 Capital Ratio (Bank)	12.41	13.24	12.95	12.69	13.00
Tier 1 Risk-Based Capital Ratio (Bank)	12.41	13.24	12.95	12.69	13.00
Total Capital Ratio (Bank)	13.64	14.49	14.15	13.94	14.25

(1) Annualized
(2) Net interest margin is net interest income divided by total average interest-earning assets, annualized.
(3) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Clint F. Weber, Chief Financial Officer and Executive Vice President
(850) 907-2300
Prime Meridian Holding Company
Website: www.primemeridianbank.com